Exhibit 99.1

USA Truck Changes Venue for Annual Meeting of Stockholders to Virtual Only Participation

Van Buren, AR – May 13, 2020 – USA Truck Inc. (Nasdaq: USAK), a leading capacity solutions provider headquartered in Van Buren, Arkansas, announced today that due to the ongoing impact of the COVID-19 virus, it is converting its Annual Meeting of Stockholders to be held on Thursday, May 21, 2020 at 10:00 a.m. Central Time to virtual only participation.

Stockholders as of the close of business on March 27, 2020, which is the record date for the Annual Meeting, can attend the meeting virtually via http://www.viewproxy.com/USATruck/2020.  Stockholders who wish to attend must register at the website link by 10:59 p.m., Central Time on Tuesday, May 19, 2020.  Whether or not a stockholder plans to attend the Annual Meeting by virtual means, USA Truck urges its Stockholders to vote and submit their proxy in advance of the Annual Meeting by one of the methods described in the proxy statement.

About USA Truck

USA Truck provides comprehensive capacity solutions to a broad and diverse customer base throughout North America.  Our Trucking and USAT Logistics divisions blend an extensive portfolio of asset and asset-light services, offering a balanced approach to supply chain management including customized truckload, dedicated contract carriage, intermodal and third-party logistics freight management services.  For more information, visit usa-truck.com or usatlogistics.com.

This press release and related information will be available to interested parties at our investor relations website, http://investor.usa-truck.com.

Zachary King, SVP & CFO

(479) 471-2694

zachary.king@usa-truck.com

Michael Stephens, Investor Relations

(479) 471-2610

michael.stephens@usa-truck.com